Exhibit 10-a

[Name]
Grant Date: [●]
Restricted Shares Granted: [●]
Vesting: 100% after 3 Years
Director

MERITOR, INC.
2020 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
In accordance with Section 11 of the 2020 Long-Term Incentive Plan (the “Plan”), of Meritor, Inc. (the “Company”), and your election pursuant to the Meritor, Inc. Non-Employee Director Retainer Deferral Policy (the “Policy”), the number of shares of Common Stock of the Company specified above have been granted to you as of the date listed above (“Grant Date”) as restricted shares (“Restricted Shares”). By accepting such award (this “Award”), you agree to the terms and conditions of this restricted stock agreement (this “Agreement”). All capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1.	Earning of Restricted Shares
(a)    Except as otherwise provided in this Agreement, you will be deemed to have earned the Restricted Shares on the earlier of (1) the third anniversary of the Grant Date provided that you continue to serve as a member of the Board for the period from the Grant Date through such date (the “Vesting Period”), and (2) the date of your death, Disability or Qualifying Termination.
(b)    If you resign from the Board or cease to be a member of the Board by reason of the antitrust laws, compliance with the Company’s conflict of interest policies, or other circumstances that the Board determines not to be adverse to the best interests of the Company prior to the end of the Vesting Period, the Board may, upon resolution, determine that the Restricted Shares will be deemed earned on the date of such termination of membership on the Board.
(c)    If your membership on the Board terminates for any reason that is not described in Section 1(a) or Section 1(b) and the Board does not determine that the Restricted Shares will be deemed fully earned upon such termination, in either case, prior to the last day of the Vesting Period, then your Restricted Shares under this Agreement will be immediately cancelled and forfeited and you will have no further rights to the Restricted Shares granted pursuant to this Agreement or this Award.

2.	Retention of Certificates for Restricted Shares
Certificates for the Restricted Shares and any dividends or distributions thereon or in respect thereof that may be paid in additional shares of Common Stock, other securities of the Company or securities of another entity (“Stock Dividends”), will be delivered to and held by the Company, or such Restricted Shares or Stock Dividends will be registered in book entry form, subject to the Company’s instructions, until you have earned the Restricted Shares in accordance with the provisions of Section 1. To facilitate implementation of the provisions of this Agreement, you undertake to sign and deposit with the Company’s Office of the Secretary, if requested, a Stock Transfer Power to the Company with respect to the Restricted Shares and any Stock Dividends thereon.

3.	Dividends and Voting Rights
Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares held in book entry form) for the Restricted Shares and any Stock Dividends, you will be entitled to receive any dividends that may be paid in cash on, and to vote, the Restricted Shares and any Stock Dividends held by the Company (or subject to its instructions) in accordance with Section 2, unless and until such Restricted Shares have been forfeited in accordance with Section 5.

4.	Delivery of Earned Restricted Shares
As promptly as practicable after you will have been deemed to have earned the Restricted Shares in accordance with Section 1, the Company will deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Shares by bequest or inheritance) the Restricted Shares, together with any Stock Dividends then held by the Company (or subject to its instructions).

5.	Forfeiture of Unearned Restricted Shares
Notwithstanding any other provision of this Agreement, if at any time it becomes impossible for you to earn any of the Restricted Shares in accordance with this Agreement, then all the Restricted Shares, together with any Stock Dividends, then being held by the Company (or subject to its instructions) in accordance with Section 2 will be forfeited, and you will have no further rights of any kind or nature with respect thereto or this Award. Upon any such forfeiture, the Restricted Shares, together with any Stock Dividends, will be transferred to the Company.

6.	Transferability
This grant is not transferable by you other than by will or by the laws of descent and distribution, and the Restricted Shares and any Stock Dividends will be deliverable, during your lifetime, only to you.

7.	Interpretations and Determinations
All interpretations, determinations and other actions by the Committee not revoked or modified by the Board will be final, conclusive and binding upon all parties hereto.

8.	Withholding and Sale of Shares for Taxes
The Company shall have the right, in connection with the delivery of the Restricted Shares and any Stock Dividends subject to this agreement, (a) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the Restricted Shares and any Stock Dividends an amount equal to any taxes required to be withheld by law with respect to such delivery, (b) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld or (c) to sell such number of the Restricted Shares and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

9.	No Acquired Rights
You acknowledge, agree and consent that: (a) the Plan and Policy are discretionary and the Company may amend, cancel or terminate the Plan or Policy at any time; (b) the grant of the Restricted Shares is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of restricted shares or benefits under the Plan or Policy in the future; (c) future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan and Policy is voluntary.

10.	Section 409A
(a)This Agreement is intended to be exempt from Section 409A of the Code and the regulations and other guidance related thereto (“Section 409A”) and, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intention. Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation that the Plan or Policy or any amounts payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement.
(b)To the extent that any amount payable under this Agreement or Policy constitutes an amount payable or benefit to be provided under a "nonqualified deferred compensation plan" (as defined in Section 409A) that is not exempt from Section 409A, and such amount is payable as a result of a Separation from Service and you are a "specified employee" (as defined and determined under Section 409A and any relevant procedures that the Company may establish) at the time of your Separation from Service, then, notwithstanding any other provision in this Agreement to the contrary, such payment or delivery of shares will not be made to you until the day after the date that is six (6) months following your Separation from Service, at which time all payments that otherwise would have been paid to you under this Agreement during that six-month period, but were not paid because of this paragraph, will be paid in a single lump sum. This six-month delay will cease to be applicable in the event of your death.
(c)For purposes of this Agreement, “Separation from Service” will have the meaning set forth in Section 409A and all references to termination of membership on the Board and similar references will be deemed to be references to “Separation from Service” within the meaning of Section 409A.
11.    Applicable Law
This Agreement and the Company’s obligation to deliver Restricted Shares and any Stock Dividends hereunder will be governed by and construed and enforced in accordance with the laws of Indiana and the federal laws of the United States.
12.    Entire Agreement
This Agreement and the Plan and Policy embody the entire agreement and understanding between the Company and you with respect to the Restricted Shares, and there are no representations, promises, covenants, agreements or understandings with respect to the Restricted Shares other than those expressly set forth in this Agreement and the Plan or Policy. In the event of any conflict between this Agreement and the Plan or Policy, the terms of the Plan or Policy will govern.

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